The depositor has filed a registration statement (including prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. These documents may be obtained free of charge by visiting EDGAR on the SEC’s Internet website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-323-5678.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The issuing entity will offer the following securities pursuant to the prospectus supplement:

Class	Approximate Initial Class Principal Balance or Notional Amount(1)		Annual Certificate Interest Rate	Type(2)	Interest Type(3)	Fitch Rating(4)	Moody’s Rating(4)	Rated Final Distribution Date(5)
1A-1	$53,113,000		5.00%	Senior/Exchangeable	Fixed	AAA	Aaa	May 2037
1A-2	$36,758,000		5.00%	Senior	Fixed	AAA	Aaa	May 2037
1A-3	$5,732,000		5.00%	Senior	Fixed	AAA	Aaa	May 2037
1A-4	$9,917,000		5.00%	Super Senior/NAS	Fixed	AAA	Aaa	May 2037
1A-5	$706,000		5.00%	Senior Support/NAS	Fixed	AAA	Aa1	May 2037
2A-1	$253,277,000		5.75%	Senior/Exchangeable	Fixed	AAA	Aaa	May 2037
2A-2	$185,501,000		5.75%	Senior/Exchangeable	Fixed	AAA	Aaa	May 2037
2A-3	$197,528,000		5.75%	Senior/Exchangeable	Fixed	AAA	Aaa	May 2037
2A-4	$12,027,000		5.75%	Senior	Fixed	AAA	Aaa	May 2037
2A-5	$17,121,000		5.75%	Senior/Exchangeable	Fixed	AAA	Aaa	May 2037
2A-6	$5,094,000		5.75%	Senior	Fixed	AAA	Aaa	May 2037
2A-7	$47,292,000		5.75%	Super Senior/NAS	Fixed	AAA	Aaa	May 2037
2A-8	$3,363,000		5.75%	Senior Support/NAS	Fixed	AAA	Aa1	May 2037
2A-9	$114,758,000		5.75%	Senior/PAC	Fixed	AAA	Aaa	May 2037
2A-10	$70,743,000		5.75%	Senior/SUP	Fixed	AAA	Aaa	May 2037
3A-1	$370,744,000		6.00%	Senior/Exchangeable	Fixed	AAA	Aaa	April 2037
3A-2	$281,073,000		6.00%	Senior/Exchangeable	Fixed	AAA	Aaa	April 2037
3A-3	$262,541,000		6.00%	Senior	Fixed	AAA	Aaa	April 2037
3A-4	$18,532,000		6.00%	Senior	Fixed	AAA	Aaa	April 2037
3A-5	$34,054,000		6.00%	Senior/Exchangeable	Fixed	AAA	Aaa	April 2037
3A-6	$15,522,000		6.00%	Senior	Fixed	AAA	Aaa	April 2037
3A-7	$69,226,000		6.00%	Super Senior/NAS	Fixed	AAA	Aaa	April 2037
3A-8	$4,923,000		6.00%	Senior Support/NAS	Fixed	AAA	Aa1	April 2037
4A-1	$67,662,000		Floating (6)	Senior	Floating	AAA	Aaa	April 2037
4A-2	$67,662,000	(7)	Floating (6)	Senior/IO	Floating	AAA	Aaa	April 2037
A-X	$248,093	(7)	6.00%	RSTP/IO	Fixed	AAA	Aaa	May 2037
M-1	$5,409,000		Variable (8)	SUB	Variable	AA+	NR	May 2037
B-1	$10,431,000		Variable (8)	SUB	Variable	AA	NR	May 2037
B-2	$4,635,000		Variable (8)	SUB	Variable	A	NR	May 2037
B-3	$3,091,000		Variable (8)	SUB	Variable	BBB	NR	May 2037

Each class of offered certificates is designed to receive monthly distributions of interest, principal or both, commencing on May 25, 2007. In addition to the offered certificates, the issuing entity will issue the Class B-4, Class B-5, Class B-6, Class RC and Class R Certificates that are not offered by the prospectus supplement.

(1)	These amounts are subject to an upward or downward adjustment of no more than 5%.

(2)	Senior = Senior certificate
Exchangeable = Exchangeable certificate
Super Senior = Super senior certificate
NAS = Non-accelerating senior certificate
Senior Support = Senior support certificate
PAC = Planned amortization certificate
SUP = Support certificate
IO = Interest only certificate
RSTP/IO = Ratio strip interest only certificate
SUB = Subordinate certificate

(3)	See "Description of the Certificates" in the prospectus supplement for a more complete description of the principal and interest types.

(4)	See "Certificate Ratings" in the prospectus supplement. The designation “NR” means the certificate is not rated by the applicable rating agency.

(5)	Calculated as described in the prospectus supplement; the actual final payment to any class of certificates could be significantly earlier.

(6)	The annual certificate interest rate for certificates with floating rates of interest are set forth in the table below:

Class	Formula	Initial	Minimum	Maximum
4A-1	1 mo. LIBOR + 0.30%	5.62%	0.30%	7.00%
4A-2	6.70% - 1 mo. LIBOR	1.38%	0.00%	6.70%

(7)	Notional amount.

(8)	The Class M-1, Class B-1, Class B-2 and Class B-3 Certificates will accrue interest based on variable interest rates as described in the prospectus supplement.